                                                                    EXHIBIT 10.1


                           GRIDNET INTERNATIONAL, INC.

                            PROGRAM ENROLLMENT TERMS


         These Program Enrollment Terms ("PET") are made this 9th day of
April, 1998 (the "Effective Date"), by and between GridNet International,
Inc. ("GridNet"), a wholly owned subsidiary of WorldCom, Inc., and Intelispan, Inc. ("Customer") and are a part of their agreement for Data Communication Products or Services (the "Agreement"). This PET replaces and supercedes the PET between GridNet and Customer dated September 16, 1997. In accordance with the Agreement, charges to Customer for Service obtained thereunder shall be subject to the Rate Schedule set forth below and the Agreement shall also be subject to the terms and conditions set forth herein.

1. Product or Service Requested. Customer requests IntraConnect service ("Service") as defined in the attached IntraConnect Product Description, and as modified by GridNet from time to time. Customer requests Service for the term of this Agreement ("Term") commencing on May 1, 1998 ("Commencement Date"). Unless otherwise specifically exempted from any term of this Agreement, each Service will be subject to all of the terms of the Agreement.

2. Term. The Term of this Agreement is fifty-three (53) months. Upon completion of the initial Term, the Agreement will automatically renew for an additional one year term under the terms and conditions existing in the final month of the Initial Term, unless either party terminates the Agreement with 60 days prior written notice to the other party.

3. IntraConnect Setup Fee. Customer shall pay a one time IntraConnect Setup Fee of $3,500.00 for each separate enterprise network implementation and is due and payable upon submission of Customer's Service Order. A separate enterprise network implementation is defined as each of Customer's single invoice points for its customers IntraConnect services.

4. IntraConnect Monthly Service Fee. Customer shall pay a recurring IntraConnect Monthly Service Fee of $200.00 per month of the Term for each separate enterprise network implementation, as defined above.

5. IntraConnect Service Usage. Customer's Service usage will be charged at the rates set forth in the table immediately following. Rates may be eligible for discounts as specified herein. International dial access (Canada local, Mexico, South America, South Africa, Western Europe, and Asia Pacific) capabilities require separate user IDs/passwords. Customer must specify the world region for which they require access when the user ID/password is created. International user ID/passwords may not function in world regions other than the region for which it was originally configured. For international dial access, the world region associated with Customer's user IDs/passwords, regardless of the actual geographic network access point, determines the applicable rate. Customer may specify a Global world region, which provides for network access capability at every network point of presence and will be invoiced according to the associated Global rate.


                               Dial Usage Charges
--------------------------------------------------------------------------------
Region                        Rate per Hour     Region             Rate per Hour
------                        -------------     ------             -------------
US Local (48 states)              [ * ]         Western Europe         [ * ]
US 800 (48 states)                [ * ]         South America          [ * ]
Canada (local)                    [ * ]         South Africa           [ * ]
Canada (800)                      [ * ]         Asia Pacific           [ * ]
AK, HI, PR & USVI (800)           [ * ]         Global                 [ * ]
Mexico                            [ * ]


[*]Material marked with an asterisk throughout this exhibit has been omitted pursuant to a request for confidential treatment. This material has been filed separately with the Securities and Exchange Commission.

6. International User ID Charges. Each International User ID (Canada local, Mexico, South America, South Africa, Western Europe, and Asia Pacific) will incur a one time charge of $100.00 for adds, changes, or deletes and a $15.00 monthly recurring charge.

7. Dedicated Host/LAN Access. Customer is obligated to procure the interexchange portion of the dedicated telecommunications circuit facilities required for Customer's host/LAN access from WorldCom. The WorldCom services for IntraConnect Host/LAN access shall be either WorldCom Frame Relay or WorldCom Asynchronous Transfer Mode (ATM) services. GridNet will provision a virtual circuit from the IntraConnect network to Customer's WorldCom Frame Relay or ATM port at no additional charge. Customer may procure these services through one of the following two options:

     - Option 1 - If Customer has existing WorldCom Frame Relay or ATM service installed or pending installation, Customer may elect for GridNet to order an additional virtual circuit to Customer's existing port. Customer will be responsible for any additional charges from WorldCom for the provision of additional virtual circuits, under the terms and conditions of its agreement under which the existing services were acquired. Any additional charges as well as the existing charges will be billed on a separate invoice from IntraConnect charges. Host/LAN Access ordered under this option will not be eligible for any discounts under this Agreement.

     - Option 2 - Customer may elect to have GridNet order WorldCom Frame Relay or ATM services on behalf of Customer. Terms and conditions, including pricing, of WorldCom Frame Relay or ATM are as specified in WorldCom's related FCC tariff filing(s). Charges for WorldCom Frame Relay or ATM services ordered under this option will be billed on the same invoice as IntraConnect charges and will be eligible for the discounts specified below.

8. Optional Internet Connectivity. If Customer requires Internet connectivity, in addition to the Host/LAN Access described above, Customer may optionally order virtual circuits to the Internet provided such virtual circuits are provisioned over the same physical circuits as used for Host/LAN Access for IntraConnect. The rates in the table below described the additional charges that apply in addition to those described in Host/LAN Access above. If Customer orders Optional Internet Connectivity on ports ordered under Host/LAN Access Option 1, Customer will be responsible for any additional charges from WorldCom for the provision of additional virtual circuits, under the terms and conditions of its agreement under which the existing services were acquired. Optional Internet Connectivity will be eligible for discounts under the "Other" column as described in the Discounts section below.


                          Optional Internet Connectivity
--------------------------------------------------------------------------------
Frame Relay
--------------------------------------------------------------------------------
    Port Speed        Monthly Recurring       per 16 Kbps PVC          Install
    ----------        -----------------       ---------------          -------
      56/64                 [ * ]                  [ * ]               $  250
        128                 [ * ]                  [ * ]               $  500
        256                 [ * ]                  [ * ]               $  500
        384                 [ * ]                  [ * ]               $  500
        512                 [ * ]                  [ * ]               $  500
        768                 [ * ]                  [ * ]               $  500
       1024                 [ * ]                  [ * ]               $  500
       1544                 [ * ]                  [ * ]               $  500
--------------------------------------------------------------------------------

ATM                                             per 1 MB PVC
                                                ------------
        45                  [ * ]                  [ * ]               $3,000


9. Non-refundable Security Deposit. Customer agrees to provide a one-time Non-refundable Security Deposit payment of $150,000 upon execution of this Agreement. GridNet will credit Customer's account and apply charges under this Agreement against this credit.

10. Monthly Commitment. The Monthly Commitment is shown in the table below and is the net billed revenue for Services invoiced under this Agreement. The Monthly Commitment will apply each contract month. If, during the first 12 contract months, Customer fails to satisfy the Monthly Commitment for any reason, the shortfall will be added to the Monthly Commitment in the corresponding month of the third contract year (contract months 25 through 36). For example, if Customer's net billed revenue for the fifth contract month is $25,000, the commitment is $30,000, then the shortfall would be $5,000. This shortfall of $5,000 will be added to the Monthly Commitment of the 29th contract month (the fifth contract month of the third contract year), such that the 29th contract month Monthly Commitment would be $105,000. If, after the first 12 months of the Term, Customer fails to satisfy the Monthly Commitment for any reason, in addition to all other applicable charges, Customer shall pay to GridNet an additional amount equal to the difference between the Monthly Commitment and Customer's actual Service charges.


                               Monthly Commitments
                   --------------------------------------------
                   Contract Month            Monthly Commitment
                   --------------            ------------------
                   Months 1 - 2                          0
                   Months 3 - 4                   $ 10,000
                   Months 5 - 6                   $ 30,000
                   Months 7 - 9                   $ 60,000
                   Months 10 - 53                 $100,000


11. Discounts. The following Discount Eligibility Table shows which product and rate elements are eligible for the Discounts in the Discount Schedule, also below. Customer's level of discounts is based on their Monthly Volume of Services. The Monthly Volume of Services is the gross billed charges for all usage and monthly recurring charges, except local access charges. The Monthly Volume of Services does not include any non-recurring charges or local access charges. The Customer will be forward priced to the $100,000 Monthly Volume of Service level for the first twelve (12) contract months, regardless of their actual volume. Domestic discounts apply only to usage from within the 48 contiguous US states. International discounts apply to all other usage charges. "Other" discounts apply to all non-usage charge elements specified as eligible for discount in the table below, unless noted otherwise.


                           Discount Eligibility Table
--------------------------------------------------------------------------------
IntraConnect                                                            Eligible
------------                                                            --------
Local Dial Usage                                                           Yes
800 Dial Usage                                                             Yes
Monthly Service Fee                                                        Yes
Virtual NOC Charges                                                        Yes
Setup Fee                                                                  Yes
Dedicated Host/LAN Monthly Recurring Charges                               Yes
Monthly Recurring Ancillary Charges                                        Yes
Monthly Recurring DNS Charges                                              Yes
Non-recurring Charges                                                      Yes
Local Access Charges (Monthly and Install)                                 No

                                     Volume Discount Schedule
-----------------------------------------------------------------------------------------------
                                                          Charge Element
                                  -------------------------------------------------------------
Monthly Volume of Services        IntraConnect     International     Host/LAN Access      Other
--------------------------        ------------     -------------     ---------------      -----
   $ 10,000   to   $ 14,999           [ * ]            [ * ]              [ * ]           [ * ]
   $ 15,000   to   $ 19,999           [ * ]            [ * ]              [ * ]           [ * ]
   $ 20,000   to   $ 29,999           [ * ]            [ * ]              [ * ]           [ * ]
   $ 30,000   to   $ 39,999           [ * ]            [ * ]              [ * ]           [ * ]
   $ 40,000   to   $ 49,999           [ * ]            [ * ]              [ * ]           [ * ]
   $ 50,000   to   $ 74,999           [ * ]            [ * ]              [ * ]           [ * ]
   $ 75,000   to   $ 99,999           [ * ]            [ * ]              [ * ]           [ * ]
   $100,000   to   $149,999           [ * ]            [ * ]              [ * ]           [ * ]
   $150,000   to   $199,999           [ * ]            [ * ]              [ * ]           [ * ]
   $200,000   to   $249,999           [ * ]            [ * ]              [ * ]           [ * ]
             Over  $250,000           [ * ]            [ * ]              [ * ]           [ * ]


12. Virtual NOC. Customer may elect to purchase Virtual NOC features under this Agreement. Rates for Virtual NOC are listed in the table immediately following.


                               Virtual NOC Charges
--------------------------------------------------------------------------------
Service Option                                          One-Time         Monthly
--------------                                          --------         -------
Service Package - Includes all Options                   $1,475           $995
qwikINFO                                                 WAIVED          WAIVED
qwikVIEW                                                  $550            $395
Remote IP Console                                         $975            $395
Alarm Service                                             $500            $395
Denied Access Alarm Service                              WAIVED            $50


13. Domain Name Service Charges. Customer may elect to purchase Domain Name Services (DNS) in conjunction with IntraConnect under this Agreement. Rates for DNS are listed in the table immediately following. Charges cover up to 10 DNS zones. Each additional 10 DNS zones will incur an additional onetime and monthly recurring charge.


DNS Service                                             One-time (setup and change)      Monthly
-----------                                             ---------------------------      -------
Primary DNS  Forward or Reverse, Public or Private                 $250                    $50
Secondary DNS  Forward or Reverse, Public or Private               $100                  Waived


14. Ancillary Charges. During the term of the Agreement, the following ancillary charges will apply as indicated in the Ancillary Charges table below.

     - An Order Expedite Charge applies when Customer requests a service activation date shorter than GridNet's standard order intervals, which are shown in the table immediately following. If an Order Expedite Charge applies, GridNet will use reasonable efforts to activate Customer's service by the requested activation date or as soon as possible thereafter, and in no way guarantees a service activation date. Otherwise, GridNet will use reasonable efforts to provide service activation within its standard order intervals following receipt of Customer's order, or the requested delivery date, whichever is later. This interval will be extended by the time it takes to address activation errors, obtain from Customer a complete and accurate order or obtain service from the local exchange provider in the event Customer requests local access service activation through GridNet.


                      Standard Service Activation Intervals (Calendar Days)
-----------------------------------------------------------------------------------------------
Order Type                                   Days    Order Type                          Days
----------                                   ----    ----------                          ----
New Service, New Frame Relay Port             37     New Service, New ATM Port            60
New Service, Existing Frame Relay Port        21     New Service, Existing ATM Port       21
Existing Service, Additional PVC              14     Secondary DNS Setup                   7
Increase PVC CIR                              14     Primary DNS Setup and Changes         7
Increase Frame Relay Port Speed               37     Virtual NOC                           7
Additional Packet Filters                     14     Additional Service ID                 7
Change Packet Filters                         14


     - Additional Packet Filters are sets of rules governing the routing of dial access sessions and are associated with a specific Service ID.

     - A Local Dial Access Service Request charge applies to each order in which Customer has requested that GridNet supply the Local Exchange Carrier local loop under Dedicated Host/LAN Option 3.

     - One Service ID is included with IntraConnect. Each additional Service ID will be invoiced at the rates in the following table.

     - Each request by the Customer to modify a Packet Filter, after initial configuration, will incur the Packet Filter Change charge.

     - An order cancellation charge will apply to each order canceled after submission to GridNet but prior to Service Activation.

     - Charges for access to daily call detail records placed on GridNet's ftp site are specified in table immediately following.


                                   Ancillary Charges
-------------------------------------------------------------------------------------------
Item                                          One-Time                   Monthly
----                                          --------                   -------
Order Expedite Charge                      $200 per Order                  N/A
Additional Packet Filters                       $745                       $200
Local Access Service Request                    $50                        N/A
Additional Service IDs                          $195                      Waived
Packet Filter Change                      $250 per Change                  N/A
Order Cancellation                              $250                       N/A
Daily Call Detail Reporting via ftp             $250           $75 plus $0.50 per 1000 CDRs


15. Material Extent. If Customer terminates this Agreement or ceases to use Service to any material extent, Customer agrees to pay GridNet an amount equal to the value of the sum of all monthly commitments for each month or partial month remaining in the Term.



The Terms and Conditions detailed in the GridNet International, Inc. Data Communications Products and Services Terms and Conditions document dated February 1998 ("Terms and Conditions") hereby incorporated into this document by reference.

Any notices required to be given in conjunction with this agreement as detailed in Terms and Conditions shall be sent to the addresses listed following the parties' hereto signatures.


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
IN WITNESS WHEREOF, the parties have executed these Program Enrollment Terms on the date first written above.



GRIDNET INTERNATIONAL, INC.                    INTELISPAN, INC.


By:   /s/ Lee Provow                           By:   /s/ Peter Nelson
    -----------------------------                  -----------------------------
             (Signature)                                    (Signature)

         Lee Provow  Ex. V.P.                           Peter Nelson, CEO
    -----------------------------                  -----------------------------
        (Printed Name, Title)                          (Printed Name, Title)

Address:                                       Address:

1000 Holcomb Woods Parkway                     8220 East Gelding Drive
Suite 342                                      Scottsdale, Arizona  85260
Roswell, Georgia 30076

                           GRIDNET INTERNATIONAL, INC.

                               DATA COMMUNICATIONS

                   PRODUCTS AND SERVICES TERMS AND CONDITIONS

         THESE DATA COMMUNICATIONS PRODUCTS AND SERVICES TERMS AND CONDITIONS dated February 1998 apply to each and every agreement for products and services entered into between GridNet International, Inc. and Customer. These Terms and Conditions apply when GridNet agrees to provide and Customer agrees to accept data communication products, transaction services, enhanced network services and/or other associated services (collectively the "Services"), (i) in conformity with each Service Order (described below) which is accepted hereunder, and (ii) subject to the terms and conditions contained in the Program Enrollment Terms ("PET"). These Terms and Conditions may be attached to or referenced by either and are thereby incorporated therein by reference.

         In the event of a conflict between these Terms and Conditions, the PET and the Service Order(s), the following order of precedence will prevail: (1) PET, (2) the Terms and Conditions, and (3) Service Order(s). Collectively, the Terms and Conditions and the PET, together with any Service Order(s) are referred to herein as the "Agreement". The PET and the Service Order(s) are collectively referred to herein as "Service Request."

1.   Term.

     (A) Effective Date. This Agreement shall be effective between the parties as of the date first written in the Service Request (the "Effective Date") and shall continue for the period of time set forth in the Service Request including any extensions thereof (the "Term

     (B) PET. The PET, as subscribed to by the parties, shall set forth the charges for Services due under this Agreement, Customer's Monthly Commitment, and other information necessary to provide the Service under this Agreement.

     (C) Start of Service. GridNet's obligation to provide and customer's obligation to accept and pay for non-usage sensitive charges for Service shall be binding to the extent provided for in this Agreement upon the submission of an acceptable Service Request to GridNet by Customer. Customer's obligation to pay for usage sensitive charges for Services shall commence as of the date the Service is made available to Customer and used (collectively "Start of Service").

     (D) Service Order. Customer's request to initiate or cancel Services shall be described in an appropriate GridNet Service Order. Service Order may consist of original GridNet Service Order forms signed by Customer, facsimiles of Customer signed GridNet Service Order forms or other means approved by GridNet. Further, Service Orders shall specify all reasonable information, as determined by GridNet, necessary or appropriate for GridNet to provide the Service(s) in question. Any other terms and conditions that are typed, printed or otherwise included in any Service Request shall be deemed to be solely for the convenience of the parties unless initialed by an authorized GridNet Representative, and no action by GridNet (including, without limitation, provision of Service to Customer pursuant to such Service Request) shall be construed as binding or estopping GridNet with respect to such term or condition, unless the Service Request containing said specific term or condition has been signed by an Authorized Representative of GridNet.




2.   Cancellation.

     (A) Cancellation Charge. After a Service Request is accepted by GridNet, Customer may cancel all or a portion of the Service described therein if Customer provides written notification thereof to GridNet prior to the installation of such service and subject to the Cancellation Charges in the Program Enrollment Terms. After a Service is accepted by Customer, Customer may cancel all or a portion of the Service described therein if Customer provides written notification thereof to GridNet thirty (30) days in advance of the effective date of cancellation. In such case, Customer shall pay to GridNet all charges for Service provided through the effective date of such cancellation plus a cancellation charge determined as follows: (i) if the Service Commitment Period for the canceled Service is one (1) year or less, then the cancellation charge shall be an amount equal to the balance of the monthly Service charges (then in effect at the time of cancellation) for such canceled service that otherwise would have become due for the unexpired balance of the Service Commitment Period (but in no event less than zero); (ii) if the Service Commitment Period for the canceled Service is longer than one (1) year and such cancellation becomes effective prior to completion of the first year of the Service Commitment Period, then the cancellation charge shall be an amount equal to seventy-five percent of the balance of the monthly Service charges (then in effect at the time of cancellation) for such canceled Service that otherwise would have become due for the unexpired portion of the first year of the Service Commitment Period plus fifty percent (50%) of the balance of such monthly Service charges for the remainder of the Service Commitment Period beyond the first year; and,
         (iii) if the Service Commitment Period for the canceled Service is longer than one (1) year and such cancellation becomes effective after completion of the first year of the Service Commitment Period, then the cancellation charge shall be an amount equal to thirty percent (30%) of the balance of the monthly Service charges (then in effect at the time of cancellation) for such canceled Service that otherwise would have become due for the unexpired portion of the Service Commitment Period. In the event monthly Service charges are not fixed, monthly Service charges shall be the average charges for usage of Services canceled over the preceding three (3) months.

     (B) Liquidated Damages. It is agreed that GridNet's damages in the event Customer cancels Service shall be difficult or impossible to ascertain. The provision for a cancellation charge in Subsection 2(A) above is intended, therefore, to establish liquidated damages in the event of a cancellation and is not intended as a penalty.

     (C) Cancellation Without Charge. Notwithstanding anything to the contrary contained in Subsection 2(A) above, Customer may cancel this Agreement without incurring any cancellation charge if (i) GridNet fails to provide the Services contracted for under this Agreement; or (ii) GridNet fails to provide a network as warranted in Section 8. Customer must, however, give GridNet written notice of any such default as detailed in (i) or (ii) above and an opportunity to cure such default within twenty-four (24) hours of the notice. Default is defined here as a problem with the service to be provided or with the network which is controllable by GridNet, not a result of a force majeure occurrence or that of a Local Exchange Carrier ("LEC"). In the event GridNet fails to cure any such default within the twenty-four (24) hour period on more than three (3) occasions within any six (6) month period, Customer may cancel this Agreement without incurring any cancellation charge. Additionally, if GridNet fails to cure any default, after notice, within three (3) days, Customer may cancel this Agreement without incurring any cancellation charge.

     (D) Additional Charges. In the event of any cancellation described in section 2(A), Customer shall also pay GridNet an amount equal to any termination charges, expenses, fees or penalties incurred by GridNet due to cancellation of Local Access plus any other costs, expenses or charges incurred and billed to GridNet as a direct result of Customer's cancellation.


3.   Customer's Responsibilities.

     (A) Expedite Charges. In the event Customer requests expeditious Service and/or changes to Service Orders and GridNet agrees to such request, GridNet will pass through the charges assessed by any supplying parties involved at the same rate to Customer. GridNet may further condition its performance of such request upon Customer's payment of additional charges to GridNet.

     (B) Fraudulent Transactions. Customer shall indemnify and hold GridNet harmless from all costs, expenses, claims or actions arising from fraudulent transactions or use of Services which may comprise a portion of the Service to the extent that the party claiming the transaction(s) or use of Services in question to be fraudulent is an End User of the Service through Customer or an End User of the Service through Customer's distribution channels. Customer shall not be excused from paying GridNet for Services provided to Customer or any portion thereof on the basis that fraudulent transactions or use of Services comprised a corresponding portion of the Service. In the event GridNet discovers fraudulent transactions or use of Services occurring (or reasonably believes such), nothing contained herein shall prohibit GridNet from taking immediate action (without notice to Customer) that is reasonably necessary to prevent such fraudulent use of Services from taking place, including without limitation, denying or terminating Service to and from specific locations.

     (C) Preparation. In conformity with each Service Request which is accepted hereunder, Customer shall (a) provide all necessary preparations required to comply with GridNet's installation and maintenance specifications, (b) be responsible for the costs of relocation of Service once installed by GridNet, and (c) provide to GridNet and the suppliers of communications lines reasonable access to Customer's premises to perform any acts required by this Agreement. Customer or Customer's suppliers have sole responsibility for installation, testing and operation of facilities, services and equipment other than that specifically provided by GridNet as part of the Service described in a Service Request ("Customer Facilities"). In no event will the untimely installation or non-operation of Customer Facilities (including Local Access when Customer is responsible therefor and customer premise equipment) relieve Customer of its obligation to pay charges for the Service as of Start of Service, unless GridNet has failed to properly install or provide industry standard equipment.

     (D) Use of Equipment. Customer shall properly use Equipment provided by GridNet and shall surrender the Equipment not purchased by the Customer to GridNet upon expiration or termination of the Agreement. Except for purchased Equipment, Customer shall be liable for any and all damage to or loss of Equipment located on Customer's premises.

     (E) Use of Products and Services. Customer shall not, nor shall it permit or assist others to: (i) use Services for any purpose other than that for which they are intended or in violation of the law or in aid of any unlawful act, (ii) use Services so as to interfere with the use of the GridNet network by other customers or authorized users, (iii) use Services to access, alter, destroy or any attempt thereof any information of another GridNet customer, (iv) fail to maintain a suitable environment specified by GridNet, to the extent Customer has control of the environmental conditions, (v) use Services in violation of GridNet's Acceptable Use Policy, as modified from time to time, which is publicly available at GridNet's website, or (vi) alter, tamper with, adjust or repair the Services. Upon the occurrence of any of the above, GridNet shall be completely released from any liability or obligation (including any warranty or indemnity obligation) to Customer relative to the Services and this Agreement, and Customer shall be liable to GridNet for costs or damages incurred by GridNet resulting therefrom. Notwithstanding the aforementioned, Customer can alter, adjust or repair the Service where GridNet is in Default of its obligations under this Agreement and Customer can mitigate its damages by such activity.

4.   Billing Policy, Charges and Payment terms.

     (A) Billing Policy.

     (i) Customers will be responsible for all Calls which are authorized and authenticated by the GridNet Network Access Control (GNAC) for User ID/passwords under the Customer's Service ID, except for calls from temporary User IDs setup under the GridNet Test Account policy (paragraph iv). Customer will be responsible for maintaining the User ID/passwords under it's Service ID in GNAC. GridNet will assist Customer in deterring fraudulent use of network services but Customer is responsible to deactivate the User ID in GNAC if Customer suspects fraudulent use of a User ID/password under its Service ID.

     (ii) The start time for Calls will be based on the timestamp in GNAC system, which occurs when a User ID/password has been authenticated. The end time for Service will be based on the GNAC timestamp when the Call is terminated (the modem's drop carrier). Each Call is measured in one minute increments with a one minute minimum with fractional minutes rounded up to the next higher minute increment. Invoicing will summarize usage in hours, which will be the sum of all billable call minutes divided by 60 to convert to hours.

     (iii) GridNet's single billing cycle is based on the calendar month, starting at 12:01 am on the first day of the month and completing at 12:00 midnight on the last day of the month. Dial access calls which span two billing cycles will be accounted for in the month in which the call completes. For example, a call which starts at 11:30 p.m. on January 31st and lasts for one hour until 12:30 am on February 1st will be billed in the February billing cycle.

     (iv) Upon GridNet's acceptance of an initial service order for Services, GridNet will establish Test Accounts under the Customer's Service ID for the purpose of allowing authorized representatives of Customer to test and evaluate the performance of GridNet's dial access network. The Test Accounts will provide unlimited dial access usage at no charge to the Customer. The Test Accounts will automatically deactivate after 30 days.

     (v) GridNet will provide a software utility to Customer for secure maintenance of the User ID/passwords under its Service IDs. Customer's specified Supervisory User ID/password is to be used to connect to GNAC via a permanent virtual circuit setup between Customer's remote system and GNAC. If Customer is unable to establish a connection to GNAC, Customer may contact GridNet's 24 hour customer service 800 number to deactivate User IDs suspected of unauthorized or fraudulent activity.

     (vi) If Customer is billed on a Per User basis, GNAC does not allow simultaneous logins of the same User ID. Customers whose dial access usage is billed solely on a usage sensitive basis (i.e., per hour) are permitted to have simultaneous logins of the same User ID/password (multiple users using the same User ID). In this case, it is possible for the usage associated with a given User ID/password to exceed clock time (for example, the usage associated with a user ID could exceed 24 hours in a single day).

     (vii) Customers whose dial access usage is billed on a Per User basis are NOT authorized to permit multiple end users from using the same User ID. Customers billed in this manner are required to restrict the use of User ID/passwords by individuals accessing the network from a single terminal at any one time. Customer is responsible with enforcement of this policy with the End Users. If GridNet detects simultaneous logins by a User ID billed on fixed rate basis, GridNet reserves the right to deactivate the User ID. GridNet shall notify Customer of such action as soon as possible following such deactivation.

     (viii) Flat rate per user charges will be assessed for each User IDs that authorized for use in GNAC, whether or not the User ID had actual usage during the billing cycle.

     (ix) PROVIDED GRIDNET IS READY, WILLING, AND ABLE TO DELIVER THE SERVICE, CUSTOMER'S BILLING START DATE FOR FIXED MONTHLY RECURRING CHARGES WILL BE THE EARLIER OF: 1) CUSTOMER REQUEST DATE ON THE ORDER FORM; OR 2) THE DATE CUSTOMER ACCEPTS THE SERVICE. OTHERWISE, CUSTOMER'S BILLING START DATE FOR FIXED MONTHLY RECURRING CHARGES WILL BE THE DATE THAT GRIDNET IS READY, WILLING, AND ABLE TO PROVIDE THE SERVICE.


When configuration changes occur during a billing cycle that would change the fixed monthly recurring charge, Customer charges will be prorated by percentage of each Service used during the month. The charges will be calculated according to the following formula for each type of Service provided: (Number of days service provided)

             Fixed Monthly
------------------------------------------      X        Recurring Charge
         Number of days in month

     (B)    Payment.

     (i) Payment for all pro-rated monthly recurring charges (charges for monthly Service provided for less than a calendar month), installation and other non-recurring charges shall be due on the first day of the month following the month in which the Service was provided or upon receipt of an invoice whichever is later. Payment for all monthly recurring charges for full months during which the Service is to be provided following Start of Service shall be due in advance on the first day of that month.

     (ii) GridNet's invoice to Customer will be computed each calendar month in advance of the due date for charges as provided above and as of a billing cut-off date determined by GridNet ("GridNet Billing Cut-Off Date"). The invoice date shall not be determinative of the billing cut-off date used by GridNet in the preparation of any particular invoice. Customer will be invoiced at the GridNet Billing Cut-Off Date for usage based charges. Payment for usage based invoices is due within thirty (30) days of the invoice date.

     (iii) For new orders submitted in which installation charges apply, Customer may be required to submit payment for all installation charges in full before the order will be processed, otherwise, charges will be due as set forth in (i) above.

     (iv) Customer agrees to remit payment to GridNet at the remittance address indicated on GridNet invoices to Customer. In the event Customer fails to pay GridNet's invoice in full or remit payment to the proper address on or before thirty (30) days after the due date, Customer shall also pay a late fee in the amount of the lesser of one and one-quarter percent (1-1/4%) of the unpaid balance per month or the maximum lawful rate under applicable state law. Notwithstanding the foregoing, late fees shall apply to, but shall not be due and payable for, amounts reasonably disputed by Customer as detailed below in Section (F).

     (C) Invoices. GridNet's invoices will be mailed prior to the tenth day of the calendar month. Variable monthly recurring charges (usage sensitive, user sensitive, etc.) will be included on the following month's invoice. Fixed monthly recurring charges and non-recurring charges will be billed in advance. For example: A customer's invoice created on or about January 5th would include variable monthly recurring charges for the December billing cycle and fixed monthly recurring and non-recurring charges for the January billing cycle. The period of any other charges or adjustments on the invoice will be identified on the invoice by line item. GridNet will make every effort to invoice Service calls during the month the Service call occurred; however, it is possible that either individual or summarized calls may not be invoiced in the cycle in which they occur. Customer acknowledges with the receipt of a summarized invoice that the call detail may not be directly associated with calls completed in that month. Invoices will be calculated based on GridNet's month end tabulation of billable service usage irrespective of daily, weekly, bi-weekly or other data generated and transferred to Customer for its information purposes. GridNet agrees that all invoice data transferred to Customer by tape or in other electronic format will be equivalent in all respects to the invoiced amounts reflected on each monthly invoice.

     (D) Taxes. Customer acknowledges and understands that GridNet computes all charges herein exclusive of any applicable federal, state or local use, excise, gross receipts, sales and privilege taxes, duties, fees or similar liabilities (other than general income or property taxes), whether charged to or against GridNet or Customer because of Service furnished to Customer ("Additional Charges"). Customer shall pay such Additional Charges in addition to all other charges provided for herein.

     (E) Modification of Services. GridNet reserves the right to eliminate Service offerings and/or modify charges for Service offerings (which charge modifications shall not exceed then-current generally available GridNet charges for comparable services), upon not less than sixty (60) days prior notice to Customer, which notice will state the effective date for the charge modifications. In the event GridNet notifies Customer of the elimination of a Service offering and/or an increase in the charges, Customer may terminate this Agreement, without incurring a cancellation charge only with respect to the Service offering affected by the increase in charges. In order to cancel that offering, Customer must notify GridNet, in writing, at least thirty (30) days prior to the effective date of the increase in charges. Further, in the event Customer cancels its Service as described in this Subsection 4(E), GridNet and Customer agree to negotiate in good faith concerning Customer's Minimum Monthly Commitment and Annual Commitment, if any, described in the PET or Service Order.

     (F) Billing Disputes. For a Customer to dispute an amount owed, Customer must pay all undisputed charges on or before the due date and submit to GridNet within twenty-five (25) days of the due date, a written statement of any billing discrepancies to GridNet in reasonable detail. Within fourteen (14) business days of receipt of the written statement, GridNet will respond to the disputed charges by either providing Customer with detail supporting the imposition of the charges or crediting the Customer's account. In the event GridNet finds that the charges are owed and Customer continues to disagree, Customer agrees to negotiates in good faith with GridNet for the purpose of resolving such disputes within thirty (30) days of GridNet's response regarding the billing disputes. Late fees paid shall be credited on all amounts paid on charges determined to be incorrect. In the event the dispute cannot be resolved with such thirty (30) day period (unless GridNet has agreed in writing to extend such period) the amount is considered owed, and this provision shall not be construed to prevent Customer from pursuing any legal remedies. GridNet shall not be obligated to consider any customer notice of billing discrepancies which are received by GridNet more than twenty-five (25) days following the Due Date of the invoice in question.

     (G) Suspension of Service. In the event payment in full is not received from Customer on or before thirty (30) days following the due date with respect to undisputed amounts or on or before ninety (90) days following the due date with respect to amounts reasonably disputed in accordance with the prescriptions of Subsection 4(F), GridNet shall have the right, after giving Customer ten (10) days notice ("Suspension Notice") and an opportunity to cure, to suspend all or any portion of the Service to Customer, or upon subsequent notice, all or any additional portions of the Service to Customer; and, in either event, until such time as Customer has paid in full all charges then due, including any late fees as specified herein. Following such payment, GridNet shall be required to reinstitute Service to Customer only upon the provision by Customer to GridNet of satisfactory assurance (such as a deposit) of Customer's ability to pay for Service and Customer's advance payment of the cost of reinstituting Service. If Customer fails to make such payment by a date determined by and acceptable to GridNet, Customer will be deemed to have canceled the suspended Service effective the date of such suspension. Such cancellation shall not relieve Customer for payment of applicable cancellation charges as described in Section 2.

5. Credit. Customer's execution of this Agreement signifies Customer's acceptance of GridNet's initial and continuing credit approval procedures and policies. GridNet reserves the right to withhold initiation or full implementation of Service under this Agreement pending GridNet's initial satisfactory credit review and approval thereof which may be conditioned upon terms specified by GridNet, including but not limited to, security for payments due hereunder in the form of cash deposit or other means. GridNet reserves the right to modify its requirements, if any, with respect to any security or other assurance provided by Customer for payments due hereunder in light of Customer's actual usage when compared to projected usage levels upon which any security or assurance requirement was based.

6. Creditworthiness. If at anytime there is a material adverse change in Customer's creditworthiness, then in addition to any other remedies available to GridNet, GridNet may elect, in its sole discretion, to exercise one or more of the following remedies: (i) cause Start of Service for Service described in a previously executed Service Request to be withheld; (ii) cease providing Service pursuant to a Suspension Notice;
     (iii) decline to accept a Service Request or other requests from Customer to provide service or acceptance of a Service Request unless Customer's gives an assurance of payment which shall be a deposit or such other means to establish reasonable assurance of payment. An adverse material change in Customer's creditworthiness shall include, but not be limited to: (a) Customer's default of its obligations to GridNet under this or any other agreement with GridNet; (b) failure of Customer to make full payment of undisputed charges due hereunder on or before the Due Date on three (3) or more occasions during any period of twelve (12) or fewer months or Customer's failure to make such payment on or before the Due Date in any two (2) consecutive months; (c) acquisition of Customer (whether in whole or by majority or controlling interest) by an entity which is insolvent, which is subject to bankruptcy or insolvency proceedings, which owes past due amounts to GridNet or any entity affiliated with GridNet or which is a materially greater credit risk than Customer; or, (d) Customer's being subject to or having filed for bankruptcy or insolvency proceedings or the legal insolvency of Customer.

7. Remedies for Breach. In the event Customer is in breach of this Agreement, including without limitation, failure to pay charges due hereunder by the date stated in the Suspension Notice described in Subsection 4(G), GridNet shall have the right, after giving Customer five (5) days prior notice, and in addition to foreclosing any security interest GridNet may have, to (i) terminate this Agreement; (ii) withhold billing information from Customer;
     (iii) retake possession of any and all Products and Services; and/or, if applicable (iv) contact the End Users (for whom calls are originated and terminated solely over facilities comprising the GridNet network and with information provided by Customer at GridNet's request) directly and bill such End Users directly until such time as GridNet has been paid in full for the amount owed by Customer. If Customer fails to make payment by the date stated in the Suspension Notice and GridNet, after giving Customer five (5) days prior notice, terminates this Agreement as provided in this
     Section 7, such termination shall not relieve Customer from payment of applicable cancellation charges as described in Section 2 above.

8. Warranty. GridNet warrants to provide, install, operate and maintain Products and Services as required herein. GridNet shall not be responsible for cabling to connect equipment not provided by GridNet to GridNet's Products and Services. GridNet warrants that all Products and Services will be in good working order and ready for use on the day installed, and will conform to industry standards. Customer's sole remedy for performance or non-performance of Products and Services pursuant to a breach of standards shall be replacement or repair of Products and Services. GRIDNET MAKES NO OTHER WARRANTIES ABOUT THE SERVICE PROVIDED HEREUNDER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

9.   Limitation of Liability

     (A) Limited Liability. In no event shall GridNet be liable, either in contract or in tort, for protection from unauthorized access of Customer's transmission facilities or Customer premise equipment; or from unauthorized access to or alteration, theft or destruction of Customer's data files, programs, procedure or information through accident, fraudulent means or devices, or any other method. Whether caused by GridNet or otherwise, GridNet will use reasonable efforts under the circumstances to remedy any delays, interruptions, omissions, mistakes, accidents, or errors in the Service (hereinafter "Defect" or "Defects") and restore the Service. GRIDNET SHALL NOT BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR ANY OTHER DAMAGES, OR FOR ANY LOST PROFITS OF ANY KIND OR NATURE WHATSOEVER, WHETHER IN CONTRACT OR IN TORT, AND CUSTOMER'S SOLE EXCLUSIVE REMEDY SHALL BE AS FOLLOWS:
         Following Start of Service, if Customer reports a Defect to GridNet at GridNet's Operations Center and GridNet is unable to restore the Service as warranted within four (4) hours of such report, in the case of non-usage sensitive charges, Customer shall, upon request directed to Customer's designated Customer Service Representative, receive a credit at the rate of 1/720th of the monthly charges applicable to the affected Service for each hour or major fraction thereof in excess of the first eight (8) hours that the affected Service fails to conform to the Technical Standards. In the case of usage sensitive charges, Customer shall receive a credit under the same terms as for non-usage sensitive charges but for an amount equal to 40% of 1/720th of the previous month's usage sensitive usage charges.

     (B) Negligence. Except to the extent caused by the negligence of GridNet, GridNet shall not be liable for claims or damages resulting from or caused by: (i) Customer's fault, negligence or failure to perform Customer's responsibility; (ii) claims against Customer by any other party; (iii) any act or omission of any other party; or (iv) equipment or services furnished by any other party.

     (C) Indemnity. Customer agrees to indemnify, hold harmless, and defend GridNet, its directors, officers, agents, employees and/or representatives from and against any and all claims, demands, causes of action, losses, expenses or liabilities, including reasonable attorney's fees, on account of injury or death of any person or loss of or damage to any and all property arising, directly or indirectly, out of the acts or omissions of Customer, any subcontractor, director, officer, agent, employee and/or representative of each of them, in the performance of any work under this Agreement, except to the extent such cause of action, loss, expense or liability is caused by the sole negligence of GridNet.

     (D) Exclusive Remedy. Except as otherwise specifically provided for herein, the remedies set forth in this Agreement comprise the exclusive remedies available to either party at law or in equity.

10. Force Majeure. If either party's performance of this Agreement or any obligation hereunder is prevented, restricted or interfered with by causes beyond its reasonable control including, but not limited to, acts of God, fire, explosion, vandalism, cable out, terrorism, storm or other similar occurrence, any law, order, regulation, direction, action or request of the United States government, or state or local governments, or of any agency, commission, court, bureau, corporation or other instrumentality of any one or more such governments, or of any civil or military authority, or by national emergency, insurrection, riot, war, strike, lockout or work stoppage or other labor difficulties, or supplier failure, shortage, breach or delay, then that party shall be excused from such performance on a day-to-day basis to the extent of such restriction or interference. That party shall use reasonable efforts under the circumstances to avoid or remove such causes of nonperformance and shall proceed to perform with reasonable dispatch whenever such cases are removed or cease.

11. Notices. Notices under this Agreement shall be in writing and delivered by: certified mail, return receipt requested; or, a nationwide overnight delivery service which provides delivery and receipt verification, to the person identified in the Service Request at the offices of the parties or as otherwise provided for by proper notice hereunder. Customer shall notify GridNet in writing if Customer's billing address is different from the address shown on the Service Request. The effective date for any notice under this Agreement shall be the date of actual receipt of such notice by the appropriate party, notwithstanding the date of mailing.

12. No-Waiver. No term or provision of this Agreement shall be deemed waived and no breach or default shall be deemed excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. A consent to waiver of or excuse for a breach or default by either party, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any different or subsequent breach or default.

13.  Partial Invalidity;  Government Action.

     (A) Partial Invalidity. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, rule or regulation, that part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of that provision or the remaining provisions of this Agreement. In such event, Customer and GridNet will negotiate in good faith with respect to any such invalid or unenforceable part to the extent necessary to render such part valid and enforceable.

     (B) Government Action. Upon thirty (30) days prior notice, either party shall have the right, without liability to the other, to cancel an affected portion of the Service if any material rate or term contained herein and relevant to the affected Service is substantially changed (to the detriment of the terminating party) or found to be unlawful or the relationship between the parties hereunder is found to be unlawful by the highest court of competent jurisdiction to which the matter is appealed, the FCC, (if it has jurisdiction), or other local, state or federal government authority of competent jurisdiction.

14. Use of Service. Upon GridNet's acceptance of a Service Request hereunder, GridNet will provide the Service specified therein to Customer upon condition that the Service shall not be used for any unlawful purpose. The provision of Service will not create a partnership or joint venture between the parties or result in a joint communications service offering to any third parties. Only upon express written consent shall Customer be permitted to use GridNet's name, trademarks, tradename, service marks or any other intangible property owned by GridNet for the promotion of Customer's use of the Service.

15.  Choice of Law; Forum; Limitation.

     (A) Law. This Agreement shall be construed under the laws of the State of Georgia without regard to choice of law principles.

     (B) Forum. Any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of Georgia in and for the County of Fulton or the United States of America for the Northern District of Georgia. By execution of this Agreement, both Customer and GridNet hereby submit to such jurisdiction, hereby expressly waiving whatever rights may correspond to either of them by reason of their present or future domicile. In furtherance of the foregoing, Customer and GridNet hereby agree to service by U.S. Mail at the notice addresses referenced in Section 11. Such service shall be deemed effective upon the earlier of actual receipt or seven (7) days following the date of posting.

     (C) Limitation of Action. Any legal action arising out of failure, malfunction or defect in Products or Services shall be brought within one (1) year of the occurrence.

16.  Proprietary Information.

     (A) Confidential Information. The parties understand and agree that the terms and conditions of this Agreement, all documents referenced (including invoices to Customer for Service provided hereunder) herein, communications between the parties regarding this Agreement or the Service to be provided hereunder (including price quotes to Customer for any Service proposed to be provided or actually provided hereunder), as well as such information relevant to any other agreement between the parties (collectively "Confidential Information"), are confidential as between Customer and GridNet.

     (B) Limited Disclosure. A party shall not disclose Confidential Information unless subject to discovery or disclosure pursuant to legal process, or to any other party other than the directors, officers, and employees of a party; or a party's agents including their respective brokers, lenders, insurance carriers or bona fide prospective purchasers who have specifically agreed in writing to nondisclosure of the terms and conditions hereof. Any disclosure hereof required by legal process shall only be made after providing the non-disclosing party with notice thereof in to order permit the non-disclosing party to seek an appropriate protective order or exemption. Violation by a party or its agents of the foregoing provisions shall entitle the non-disclosing party, at its option, to obtain injunctive relief without a showing of irreparable harm or injury and without bond.

     (C) Survival of Confidentiality. The provisions of this Section 16 will be effective as of the date of this Agreement and remain in full force and effect for a period which will be the longer of (i) one (1) year following the date of this Agreement, or (ii) one (1) year from the termination of all Service hereunder.

17. Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, provided, however, that Customer shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of GridNet, which consent shall not be unreasonably withheld, and further provided that any assignment or transfer without such consent shall be void.

18.  General.

     (A) Survival of Terms. The terms and provisions contained in this Agreement that by their sense and contest are intended to survive the performance thereof by the parties hereto shall so survive the completion of performance and termination of this Agreement, including, without limitation, provisions for Indemnification and the making of any and all payments due hereunder.

     (B) Headings. Descriptive headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

     (C) Industry Terms. Words having well-known technical or trade meanings shall be so construed, and all listings of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

     (D) Rules of Construction. No rule of construction requiring interpretation against the drafting party hereof shall apply in the interpretation of this Agreement.

     (E) Legal Fees; Collection Expenses. In the event suit is brought or an attorney is retained by GridNet to enforce the terms of this Agreement or to collect moneys due hereunder, or to collect money damages for breach hereof, it shall be entitled to recover, in addition to any other remedy, reimbursement for reasonable attorneys' fees, court costs, costs of investigation and other related expenses incurred in connection therewith.


19. Disclosure. Neither party may issue a press announcement or make such other public dissemination of information concerning this Agreement without the express approval of the other party. Such approval shall not be unreasonably withheld.

20. Entire Agreement. This Agreement consists of (i) all the terms and conditions contained herein, and, (ii) all documents incorporated herein specifically by reference. This Agreement constitutes the complete and exclusive statement of the understandings between the parties and supersedes all proposals and prior agreements (oral or written) between the parties relating to Service provided hereunder. No subsequent agreement between the parties concerning the Service shall be effective or binding unless it is made in writing and subscribed to by authorized representatives of Customer and GridNet.

These Data Communications Products and Services Terms and Conditions are hereby
agreed to this      day of                     , 1998.

GridNet International, Inc.
                                        ----------------------------------------
By:                                     By:
    ---------------------------------       ------------------------------------
Its:                                    Its:
    ---------------------------------       ------------------------------------